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                                                                    Exhibit 99.1


[LUMENON LOGO]

[LETTERHEAD]

     LUMENON RECEIVES DEFAULT NOTICES FROM CONVERTIBLE NOTEHOLDERS, CAPITAL
        VENTURES INTERNATIONAL AND CASTLE CREEK TECHNOLOGY PARTNERS LLC

MONTREAL, QUEBEC, February 6, 2003 -- Lumenon Innovative Lightwave Technology, Inc. (NASDAQ SC:LUMM), announced today that it has received a Default Notice from each of the holders of its convertible notes, Capital Ventures International and Castle Creek Technology Partners LLC. The notices request the immediate repayment of the convertible notes which are secured by a security interest in all of the present and future property rights and assets of Lumenon and its wholly-owned Canadian subsidiary, LILT Canada, Inc. ("LILT"), including the shares of LILT. All of Lumenon's activities and operations are performed through LILT.

The Default Notices were received on February 4, 2003. Under the terms of the convertible notes, the outstanding principal and accrued interest (approximately CDN$12,734,272.00 or US$8,407,125.00) must be paid to the noteholders within five (5) trading days of such date. Subject to the court proceedings described below, if the outstanding principal and interest are not paid to the noteholders by such date, the noteholders will have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware or of any jurisdiction in which the property, rights and assets of Lumenon or LILT are located, as well as any and all of the rights provided for under Quebec law, including the right to institute proceedings to take possession of such property, rights and assets (collectively, the "Secured Party Rights").


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Lumenon Receives Default Notice                                                2
February 6, 3003


LILT is currently under the protection of an Initial Order issued by the Superior Court of Quebec granting it certain relief, including a stay of proceedings and protection from creditors under the Canadian Companies' Creditors Arrangement Act. This Initial Order is set to expire pursuant to its original terms on February 7, 2003. On January 24, 2003, the noteholders filed a motion with the Court requesting that the Court rescind and annul the Initial Order. The Court reviewed the noteholders' motion on January 28, 2003. Following the review, the Court decided to postpone the hearing on the motion until February 6, 2003. On February 5, 2003, LILT filed a petition with the Court seeking an extension of the Initial Order for an additional period of thirty-one
(31) days. If the Court denies LILT's request to extend the Initial Order, the noteholders may exercise their Secured Party Rights with respect to the assets and properties of LILT. If the Court grants LILT's request to extend the Initial Order, the noteholders will be stayed from exercising their Secured Party Rights with respect to the assets and properties of LILT during the period of the extension. However, regardless of the outcome of the LILT proceedings, the noteholders may be able to exercise their Secured Party Rights with respect to the assets of Lumenon, which consist primarily of the shares of LILT.

Lumenon does not currently have sufficient resources to pay all amounts owed under the convertible notes. Accordingly, Lumenon is currently considering its alternatives in light of its receipt of the Default Notices, including, without limitation, the possibility of seeking protection from its creditors, including the noteholders, under United States bankruptcy law. Any protection granted to Lumenon under United States bankruptcy law, however, would cover only the assets of Lumenon (e.g., the shares of LILT) and would not prohibit the noteholders from exercising their Secured Party Rights with respect to the assets and properties of LILT upon the expiration of the Initial Order.

ABOUT LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC.:

Lumenon Innovative Lightwave Technology, Inc., a photonic materials science and process technology company, designs, develops and builds optical components and integrated optical devices in the form of packaged compact hybrid glass and polymer circuits on silicon chips. These photonic devices, based upon Lumenon's proprietary materials and patented PHASIC(TM) design process and manufacturing methodology, offer system manufacturers greater functionality in smaller packages and at lower cost than incumbent discrete technologies. Lumenon(TM) is a trademark of Lumenon Innovative Lightwave Technology, Inc.

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8851 Trans-Canada Highway, St. Laurent (Quebec) Canada, H4S 1Z6, Tel:
514.331.3738, Fax: 514.331.1272 WWW.LUMENON.COM
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Lumenon Receives Default Notice                                                3
February 6, 3003

For more information about Lumenon Innovative Lightwave Technology, Inc., visit the Company's Web site at http://www.lumenon.com.

                                      # # #

Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the outcome of LILT proceedings in Canada, the impact of any potential U.S. bankruptcy proceedings relating to Lumenon, that we may be unable to obtain funding to meet our future capital needs, which could cause us to delay or abandon some or all of our anticipated spending, cut back our operations, sell assets, license our technologies to third parties or to cease operations; that we have a history of losses, we expect future losses and our future profitability is uncertain; that we are a development stage company with no experience in manufacturing and marketing our products; that the markets in which we compete are experiencing a challenging period and will for the foreseeable future continue to experience the effects of the market downturn; that the markets in which we compete are highly competitive and subject to rapid technological change; that we may not be able to compete successfully if we are unable to successfully develop new and evolving products; and other factors discussed in our most recent quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company's estimates to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.

You may register to receive Lumenon Innovative Lightwave Technology, Inc., future press releases or to download a complete Digital Investor Kit(TM)
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8851 Trans-Canada Highway, St. Laurent (Quebec) Canada, H4S 1Z6, Tel:
514.331.3738, Fax: 514.331.1272 WWW.LUMENON.COM